Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ANNOUNCES CONTRACT TO BUILD THREE NEW JONES ACT
ARTICULATED TUG BARGES

NEW YORK, NY - March 6, 2007 - Overseas Shipholding Group, Inc. (NYSE:  OSG), a market leader in providing energy transportation services, announced today it has entered into a definitive agreement to build three new Articulated Tug Barges (ATBs), each with a carrying capacity of approximately 290,000 barrels. Each barge will be connected to a new 12,000 horsepower tug boat and will be capable of carrying refined petroleum products as well as crude oil within the U.S. Jones Act market. The units are scheduled to be delivered from late 2009 through late 2010.

The tug boats will be constructed at Bender Shipbuilding & Repair Co., Inc. in Mobile, Alabama and the barges will be constructed at Bender's affiliated company, Tampa Bay Shipbuilding & Repair Company. OSG estimates that the total cost of construction, including owner-furnished equipment, will be approximately $90 million for each ATB unit.

OSG's diversified U.S. Flag fleet offers unique, flexible benefits to customers who require different transport options within the U.S. Jones Act market. The new vessels will add 148,200 deadweight tons (dwt) to the Company's U.S. Flag fleet, bringing its total owned, operated and newbuild U.S. Flag fleet to 42 vessels, aggregating 1.7 million dwt, three of which are subject to definitive documentation as of today's date.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa.

Contact:
Jennifer L. Schlueter, Vice President, Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634

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